Pricing Supplement Dated January 25, 2001                         Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)                           File No. 333-31166


                      GENERAL MOTORS ACCEPTANCE CORPORATION
                         Medium-Term Notes - Fixed Rate

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Agent:                      Bank of America, Bear Stearns, Chase Securities
                            Inc.,Lehman Brothers, Merrill Lynch, Morgan Stanley,
                            Salomon Smith Barney, UBS Warburg
Principal Amount:           $1,605,505,000.00
Agent's Discount
  or Commission:            $2,167,431.00
Net Proceeds to Company:    $1,603,337,569.00
Interest Rate:              6.38% per annum
Issue Date:                 01/30/01
Maturity Date:              01/30/04

Interest Payment Dates:     The 1st day of each April and October and at
                            Maturity, commencing  April 1, 2001 and
                            ending on the Maturity Date.

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Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:

      / / Actual/360  for the period from / / to / /
      / / Actual/Actual  for the period from / / to / /
      /X/ 30/360 for the period from 01/30/01 to 01/30/04

Redemption:

      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price: %

Currency:

      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry    / /  Certificated

Other:  /X/   Principal     / /  Agent

If as principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.

If as agent:

         The Notes are being offered at a fixed initial public offering price of __% of principal amount.